News Release

SPRINT REPORTS FISCAL YEAR 2019 SECOND QUARTER RESULTS

•	Wireless service revenue of $5.0 billion

◦	Postpaid wireless service revenue of $4.2 billion was stable sequentially and year-over-year

◦	Postpaid average revenue per account (ARPA) of $124.81 and postpaid phone average revenue per user (ARPU) of $50.10 were stable sequentially and year-over-year

•	Net loss of $274 million, operating income of $237 million, and adjusted EBITDA* of $2.6 billion

•	Postpaid net additions of 273,000

◦	Data device net additions of 364,000 were partially offset by phone net losses of 91,000

◦	Average postpaid accounts were stable sequentially and year-over-year for the second consecutive quarter

•	Continued execution of Next-Gen Network plan including True Mobile 5G available in parts of nine major metro areas covering 16 million people

•	Further progress on digitalization initiatives with postpaid gross additions in digital channels increasing more than 40 percent year-over-year

OVERLAND PARK, Kan. - Nov. 4, 2019 - Sprint Corporation (NYSE: S) today reported results for the fiscal year 2019 second quarter, including stability in postpaid wireless service revenue and continued growth in postpaid net additions. The company also reported a net loss of $274 million, operating income of $237 million, and adjusted EBITDA* of $2.6 billion.

“I am proud of the resiliency of the Sprint team as they work to deliver results in a challenging environment,” said Sprint CEO Michel Combes. “However, I remain convinced that merging with T-Mobile and building one of the world’s most advanced 5G networks is the best outcome for all consumers, employees, and shareholders.”

Stable Postpaid Wireless Service Revenue and Continued Focus on Costs
Sprint has focused on growing its relationship with customers by promoting its feature-rich Unlimited Plus and Unlimited Premium rate plans and selling additional devices and value-added services. This strategy delivered postpaid net additions of 273,000 driven by growth in data devices and partially offset by postpaid phone customer losses. Postpaid wireless service revenue of $4.2 billion was relatively flat sequentially and year-over-year, as the company works to stabilize postpaid ARPA and average postpaid accounts.

Total wireless service revenue of $5.0 billion was negatively impacted by lower Lifeline revenue as a result of estimated reimbursements to federal and state governments for subsidies claimed contrary to Sprint’s usage policy and the continued amortization of prepaid contract balances as a result of adopting the new revenue standard last year. Excluding these impacts, total wireless service revenue was relatively stable sequentially and year-over-year.

Net loss of $274 million, operating income of $237 million, and adjusted EBITDA* of $2.6 billion were also negatively impacted by the aforementioned estimated reimbursements to federal and state governments.

The company continued its focus on cost optimization during the quarter by driving year-over-year gross reductions in cost of services and selling, general and administrative expenses, with most of the reductions coming from network optimization and more efficient sales and marketing spend. These reductions have been offset by incremental costs associated with network coverage and capacity improvements, along with other customer experience initiatives.

News Release

Additional information about results, including a message from management, is available on our Investor Relations website at www.sprint.com/investors.
Sprint Completes Initial Launch of True Mobile 5G Network
Sprint made continued progress on executing its Next-Gen Network plan.

•	Sprint has 2.5 GHz spectrum deployed on approximately 85 percent of its macro sites.

•	Sprint has approximately 35,000 outdoor small cells deployed including both mini macros and strand mounts.

•
Sprint has continued the rollout of Massive MIMO, a breakthrough technology that improves network capacity, enhances LTE performance, and allows for simultaneous use of spectrum for LTE and 5G. The company has thousands of Massive MIMO sites on-air across the country.

Sprint completed the initial launch of its True Mobile 5G network and recently announced that the service now covers approximately 16 million people within nine metropolitan areas - Atlanta, Chicago, Dallas-Fort Worth, Houston, Kansas City, Los Angeles, New York City, Phoenix and Washington, D.C. In these areas, customers with 5G devices are experiencing dramatically faster speeds, with initial 5G performance results showing a nearly 6X increase in average download speed compared to Sprint LTE.1 The company is offering 5G capable smartphones from LG, Samsung, and OnePlus, along with a hotspot device from HTC.

Sprint continues to advocate for its merger with T-Mobile to deploy a ubiquitous, nationwide 5G network that includes coverage in rural locations. Sprint’s existing 5G deployment shows the potential of 5G, and the combined company is expected to have the resources and technology to bring that potential to reality by building a 5G network that fuels innovation across every industry, dramatically increasing competition, unleashing new economic growth, and creating thousands of jobs and billions of dollars in U.S. economic value. Together, the combined company is expected to lead the world in next-generation technology services and applications, bringing 5G service to nearly all Americans.

Creating a Digital Disruptor
Sprint continued to enhance its digital capabilities and transform the way it engages with customers.

•	Postpaid gross additions in digital channels increased more than 40 percent year-over-year.

•	Approximately one of every five postpaid upgrades occurred in digital channels.

•	More than 30 percent of all Sprint customer care web chats are performed by virtual agents using artificial intelligence.

•	The company continued to launch voice-to-digital tools that allow customers calling with specific issues to use a digital self-service option.

•	Web conversions improved and year-to-date orders from digital media more than doubled compared to the same time period last year.

Contact Information

•	Media contact: Lisa Belot, Media.Relations@sprint.com

•	Investor contact: Jud Henry, Investor.Relations@sprint.com

_____________________________
1 Based on analysis by Ookla® of Speedtest Intelligence® data average download speeds for Q3 2019 of 4G LTE and 5G Beta NR results. Ookla® trademarks used under license and reprinted with permission.

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18
Net additions (losses) (in thousands)
Postpaid (a)	273	134	109	407	232
Postpaid phone	(91)	(128)	(34)	(219)	53
Prepaid (a)	(207)	(169)	(14)	(376)	(11)
Wholesale and affiliate	(462)	(140)	(115)	(602)	(184)
Total wireless net (losses) additions	(396)	(175)	(20)	(571)	37

End of period connections (in thousands)
Postpaid (a) (b) (c) (d)	33,348	33,075	32,296	33,348	32,296
Postpaid phone (b) (c)	26,379	26,470	26,813	26,379	26,813
Prepaid (a) (b) (c)	8,440	8,647	9,019	8,440	9,019
Wholesale and affiliate (c) (d) (e)	12,128	12,590	13,232	12,128	13,232
Total end of period connections	53,916	54,312	54,547	53,916	54,547

Churn
Postpaid	1.87%	1.74%	1.78%	1.81%	1.71%
Postpaid phone	1.91%	1.78%	1.73%	1.84%	1.64%
Prepaid	4.94%	4.23%	4.74%	4.58%	4.45%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	3,718	3,453	2,585	3,718	2,585
Wholesale and affiliate	9,585	9,968	10,838	9,585	10,838
Total	13,303	13,421	13,423	13,303	13,423

ARPU (f)
Postpaid	$42.30	$42.57	$43.99	$42.43	$43.77
Postpaid phone	$50.10	$49.87	$50.16	$49.98	$49.86
Prepaid	$30.97	$32.15	$35.40	$31.57	$35.83

ARPA (g)
Average postpaid accounts (in thousands)	11,265	11,208	11,207	11,236	11,192
Postpaid ARPA	$124.81	$124.89	$126.55	$124.85	$125.74

(a)During the three-month periods ended September 30, 2019 and June 30, 2019, net subscriber additions under the non-Sprint branded postpaid plan offering were 107,000 and 116,000, respectively, and are included in total retail postpaid subscribers above. During the three-month periods ended September 30, 2019 and June 30, 2019, end of period subscribers under the non-Sprint branded postpaid plan offering were 777,000 and 670,000, respectively, and are included in total retail postpaid subscribers above.
(b)During the three-month period ended June 30, 2018, we ceased selling devices in our installment billing program under one of our brands and as a result, 45,000 subscribers were migrated back to prepaid from postpaid.
(c) As a result of our affiliate agreement with Shentel, certain subscribers have been transferred from postpaid and prepaid to affiliates. During the three-month period ended June 30, 2018, 10,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates.
(d)During the three-month period ended June 30, 2019, one of our postpaid customers purchased a wholesale MVNO and as a result, 167,000 subscribers were transferred from the wholesale to postpaid subscriber base.
(e)On April 1, 2018, approximately 115,000 wholesale subscribers were removed from the subscriber base with no impact to revenue.
(f)ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Postpaid phone ARPU represents revenues related to our postpaid phone connections.
(g)ARPA is calculated by dividing postpaid service revenue by the sum of the monthly average number of retail postpaid accounts.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and leased devices in property, plant and equipment)

	Quarter To Date			Year To Date
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18

Postpaid activations (in thousands)	3,983	3,475	3,772	7,458	7,245
Postpaid activations financed	78%	79%	81%	79%	82%
Postpaid activations - operating leases	59%	59%	59%	59%	64%

Installment plans
Installment sales financed	$433	$417	$255	$850	$468
Installment billings	$214	$209	$292	$423	$617
Installment receivables, net	$1,110	$1,024	$838	$1,110	$838

Equipment rentals and depreciation - equipment rentals
Equipment rentals	$1,330	$1,359	$1,253	$2,689	$2,465
Depreciation - equipment rentals	$1,056	$1,029	$1,181	$2,085	$2,317

Leased device additions
Cash paid for capital expenditures - leased devices	$1,786	$1,516	$1,707	$3,302	$3,524

Leased devices
Leased devices in property, plant and equipment, net	$6,378	$6,424	$6,184	$6,378	$6,184

Leased device units
Leased devices in property, plant and equipment (units in thousands)	15,566	15,762	15,392	15,566	15,392

Leased device and receivables financings net proceeds
Proceeds	$2,080	$1,120	$1,527	$3,200	$2,883
Repayments	(2,210)	(890)	(1,200)	(3,100)	(2,270)
Net (repayments) proceeds of financings related to devices and receivables	$(130)	$230	$327	$100	$613

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter To Date			Year To Date
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18

Net operating revenues
Service revenue	$5,273	$5,563	$5,762	$10,836	$11,502
Equipment sales	1,192	1,220	1,418	2,412	2,591
Equipment rentals	1,330	1,359	1,253	2,689	2,465
Total net operating revenues	7,795	8,142	8,433	15,937	16,558
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,775	1,710	1,694	3,485	3,371
Cost of equipment sales	1,359	1,341	1,517	2,700	2,787
Cost of equipment rentals (exclusive of depreciation below)	240	225	151	465	275
Selling, general and administrative	1,936	1,907	1,861	3,843	3,728
Depreciation - network and other	1,065	1,120	1,021	2,185	2,044
Depreciation - equipment rentals	1,056	1,029	1,181	2,085	2,317
Amortization	106	118	159	224	330
Other, net	21	237	71	258	113
Total net operating expenses	7,558	7,687	7,655	15,245	14,965
Operating income	237	455	778	692	1,593
Interest expense	(594)	(619)	(633)	(1,213)	(1,270)
Other income, net	14	28	79	42	121
(Loss) income before income taxes	(343)	(136)	224	(479)	444
Income tax benefit (expense)	64	22	(17)	86	(64)
Net (loss) income	(279)	(114)	207	(393)	380
Less: Net loss (income) attributable to noncontrolling interests	5	3	(11)	8	(8)
Net (loss) income attributable to Sprint Corporation	$(274)	$(111)	$196	$(385)	$372

Basic net (loss) income per common share attributable to Sprint Corporation	$(0.07)	$(0.03)	$0.05	$(0.09)	$0.09
Diluted net (loss) income per common share attributable to Sprint Corporation	$(0.07)	$(0.03)	$0.05	$(0.09)	$0.09
Basic weighted average common shares outstanding	4,098	4,087	4,061	4,092	4,036
Diluted weighted average common shares outstanding	4,098	4,087	4,124	4,092	4,095

Effective tax rate	18.7%	16.2%	7.6%	18.0%	14.4%

NON-GAAP RECONCILIATION - NET (LOSS) INCOME TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18

Net (loss) income	$(279)	$(114)	$207	$(393)	$380
Income tax (benefit) expense	(64)	(22)	17	(86)	64
(Loss) income before income taxes	(343)	(136)	224	(479)	444
Other income, net	(14)	(28)	(79)	(42)	(121)
Interest expense	594	619	633	1,213	1,270
Operating income	237	455	778	692	1,593
Depreciation - network and other	1,065	1,120	1,021	2,185	2,044
Depreciation - equipment rentals	1,056	1,029	1,181	2,085	2,317
Amortization	106	118	159	224	330
EBITDA* (1)	2,464	2,722	3,139	5,186	6,284
Asset impairments (2)	2	210	—	212	—
Loss from asset dispositions, exchanges, and other, net (3)	—	—	68	—	68
Severance and exit costs (4)	19	27	25	46	33
Contract terminations costs (5)	—	—	—	—	34
Merger costs (6)	69	83	56	152	149
Hurricanes (7)	—	—	(32)	—	(32)
Adjusted EBITDA* (1)	$2,554	$3,042	$3,256	$5,596	$6,536

Adjusted EBITDA margin*	48.4%	54.7%	56.5%	51.6%	56.8%

Selected items:
Cash paid for capital expenditures - network and other	$1,109	$1,189	$1,266	$2,298	$2,398
Cash paid for capital expenditures - leased devices	$1,786	$1,516	$1,707	$3,302	$3,524

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18

Net operating revenues
Service revenue
Postpaid	$4,218	$4,199	$4,255	$8,417	$8,443
Prepaid	792	843	954	1,635	1,936
Wholesale, affiliate and other	35	280	289	315	579
Total service revenue	5,045	5,322	5,498	10,367	10,958

Equipment sales	1,192	1,220	1,418	2,412	2,591
Equipment rentals	1,330	1,359	1,253	2,689	2,465
Total net operating revenues	7,567	7,901	8,169	15,468	16,014

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,591	1,519	1,466	3,110	2,895
Cost of equipment sales	1,359	1,341	1,517	2,700	2,787
Cost of equipment rentals (exclusive of depreciation below)	240	225	151	465	275
Selling, general and administrative	1,815	1,779	1,749	3,594	3,453
Depreciation - network and other	1,023	1,070	968	2,093	1,940
Depreciation - equipment rentals	1,056	1,029	1,181	2,085	2,317
Amortization	106	118	159	224	330
Other, net	20	230	58	250	95
Total net operating expenses	7,210	7,311	7,249	14,521	14,092
Operating income	$357	$590	$920	$947	$1,922

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18

Operating income	$357	$590	$920	$947	$1,922
Asset impairments (2)	1	203	—	204	—
Loss from asset dispositions, exchanges, and other, net (3)	—	—	68	—	68
Severance and exit costs (4)	19	27	12	46	15
Contract terminations costs (5)	—	—	—	—	34
Hurricanes (7)	—	—	(32)	—	(32)
Depreciation - network and other	1,023	1,070	968	2,093	1,940
Depreciation - equipment rentals	1,056	1,029	1,181	2,085	2,317
Amortization	106	118	159	224	330
Adjusted EBITDA* (1)	$2,562	$3,037	$3,276	$5,599	$6,594

Adjusted EBITDA margin*	50.8%	57.1%	59.6%	54.0%	60.2%

Selected items:
Cash paid for capital expenditures - network and other	$963	$1,027	$1,101	$1,990	$2,120
Cash paid for capital expenditures - leased devices	$1,786	$1,516	$1,707	$3,302	$3,524

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18

Net operating revenues	$300	$307	$328	$607	$666

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	256	262	295	518	606
Selling, general and administrative	49	45	53	94	122
Depreciation and amortization	42	47	51	89	100
Other, net	1	7	13	8	18
Total net operating expenses	348	361	412	709	846
Operating loss	$(48)	$(54)	$(84)	$(102)	$(180)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18

Operating loss	$(48)	$(54)	$(84)	$(102)	$(180)
Asset impairments (2)	1	7	—	8	—
Severance and exit costs (4)	—	—	13	—	18
Depreciation and amortization	42	47	51	89	100
Adjusted EBITDA*	$(5)	$—	$(20)	$(5)	$(62)

Adjusted EBITDA margin*	-1.7%	0.0%	-6.1%	-0.8%	-9.3%

Selected items:
Cash paid for capital expenditures - network and other	$30	$28	$55	$58	$106

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year To Date
	9/30/19	9/30/18
Operating activities
Net (loss) income	$(393)	$380
Asset impairments (2)	212	—
Depreciation and amortization	4,494	4,691
Provision for losses on accounts receivable	266	166
Share-based and long-term incentive compensation expense	63	68
Deferred income tax (benefit) expense	(106)	39
Amortization of long-term debt premiums, net	(31)	(67)
Loss on disposal of property, plant and equipment	465	343
Deferred purchase price from sale of receivables	—	(223)
Other changes in assets and liabilities:
Accounts and notes receivable	(435)	85
Inventories and other current assets	503	168
Operating lease right-of-use assets	849	—
Accounts payable and other current liabilities	(111)	(95)
Current and long-term operating lease liabilities	(955)	—
Non-current assets and liabilities, net	(132)	(384)
Other, net	121	186
Net cash provided by operating activities	4,810	5,357

Investing activities
Capital expenditures - network and other	(2,298)	(2,398)
Capital expenditures - leased devices	(3,302)	(3,524)
Expenditures relating to FCC licenses	(16)	(70)
Change in short-term investments, net	6	(832)
Proceeds from sales of assets and FCC licenses	599	272
Proceeds from deferred purchase price from sale of receivables	—	223
Other, net	(9)	42
Net cash used in investing activities	(5,020)	(6,287)

Financing activities
Proceeds from debt and financings	3,364	2,944
Repayments of debt, financing and finance lease obligations	(5,826)	(2,928)
Debt financing costs	(12)	(248)
Proceeds from issuance of common stock, net	(33)	276
Net cash (used in) provided by financing activities	(2,507)	44

Net decrease in cash, cash equivalents and restricted cash	(2,717)	(886)

Cash, cash equivalents and restricted cash, beginning of period	7,063	6,659
Cash, cash equivalents and restricted cash, end of period	$4,346	$5,773

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18

Net cash provided by operating activities	$2,566	$2,244	$2,927	$4,810	$5,357

Capital expenditures - network and other	(1,109)	(1,189)	(1,266)	(2,298)	(2,398)
Capital expenditures - leased devices	(1,786)	(1,516)	(1,707)	(3,302)	(3,524)
Expenditures relating to FCC licenses, net	(7)	(9)	(11)	(16)	(70)
Proceeds from sales of assets and FCC licenses	417	182	139	599	272
Proceeds from deferred purchase price from sale of receivables	—	—	53	—	223
Other investing activities, net	4	—	63	4	60
Free cash flow*	$85	$(288)	$198	$(203)	$(80)
Net (repayments) proceeds of financings related to devices and receivables	(130)	230	327	100	613
Adjusted free cash flow*	$(45)	$(58)	$525	$(103)	$533

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	9/30/19	3/31/19
ASSETS
Current assets
Cash and cash equivalents	$4,262	$6,982
Short-term investments	61	67
Accounts and notes receivable, net	3,723	3,554
Device and accessory inventory	963	999
Prepaid expenses and other current assets	1,197	1,289
Total current assets	10,206	12,891

Property, plant and equipment, net	20,562	21,201
Costs to acquire a customer contract	1,712	1,559
Operating lease right-of-use assets	6,885	—
Goodwill	4,598	4,598
FCC licenses and other	41,481	41,465
Definite-lived intangible assets, net	1,413	1,769
Other assets	1,071	1,118
Total assets	$87,928	$84,601

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$3,918	$3,961
Accrued expenses and other current liabilities	3,198	3,597
Current operating lease liabilities	1,835	—
Current portion of long-term debt, financing and finance lease obligations	4,101	4,557
Total current liabilities	13,052	12,115

Long-term debt, financing and finance lease obligations	33,268	35,366
Long-term operating lease liabilities	5,667	—
Deferred tax liabilities	7,489	7,556
Other liabilities	2,555	3,437
Total liabilities	62,031	58,474

Stockholders' equity
Common stock	41	41
Treasury shares, at cost	(16)	—
Paid-in capital	28,349	28,306
Accumulated deficit	(2,106)	(1,883)
Accumulated other comprehensive loss	(418)	(392)
Total stockholders' equity	25,850	26,072
Noncontrolling interests	47	55
Total equity	25,897	26,127
Total liabilities and equity	$87,928	$84,601

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	9/30/19	3/31/19

Total debt	$37,369	$39,923
Less: Cash and cash equivalents	(4,262)	(6,982)
Less: Short-term investments	(61)	(67)
Net debt*	$33,046	$32,874

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		9/30/19
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
7.625% Senior notes due 2026	03/01/2026	1,500
Sprint Corporation		12,000

Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC
3.36% Senior secured notes due 2021	09/20/2021	1,750
4.738% Senior secured notes due 2025	03/20/2025	2,100
5.152% Senior secured notes due 2028	03/20/2028	1,838
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC		5,688

Sprint Communications, Inc.
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		5,780

Sprint Capital Corporation
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		4,475

Credit facilities
PRWireless secured term loan	06/28/2020	199
Secured equipment credit facilities	2021 - 2022	624
Secured term loans due 2024	02/03/2024	5,885
Credit facilities		6,708

Accounts receivable facility	2021	2,707

Financing obligations, finance leases and other obligations	2020 - 2026	396
Total principal		37,754

Net premiums and debt financing costs		(385)
Total debt		$37,369

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
For customers that elect to lease a device rather than purchasing one under our subsidized program, there is a positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of equipment sales but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidy model, we recognize revenue from the sale of devices as equipment sales at the point of sale and the cost of the device is recognized as cost of equipment sales. During the three and six month periods ended September 30, 2019, we leased devices through our Sprint direct channels totaling approximately $1,309 million and $2,329 million, respectively, which would have increased cost of equipment sales and reduced EBITDA* if they had been purchased under our subsidized program.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact in our indirect channels from the time value of money element related to the imputed interest on the installment receivable.

(2)	During the second and first quarters of fiscal year 2019, the company recorded non-cash asset impairments primarily related to the sale and leaseback of our Overland Park, Kansas campus.

(3)
During the second quarter of fiscal year 2018, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans.

(4)
During the second and first quarters of fiscal year 2019 and second and first quarters of fiscal year 2018, severance and exit costs consist of severance costs associated with reductions in our work force, and primarily exit costs related to payments that will continue to be made under our backhaul access contracts for which we will no longer receive any economic benefit.

(5)
During the first quarter of fiscal year 2018, contract termination costs are primarily due to the purchase of certain leased spectrum assets, which upon termination of the spectrum leases resulted in the accelerated recognition of the unamortized favorable lease balances.

(6)
During the second and first quarters of fiscal year 2019 and second and first quarters of fiscal year 2018, we recorded merger costs of $69 million, $83 million, $56 million and $93 million, respectively, due to the proposed Business Combination Agreement with T-Mobile.

(7)	During the second quarter of fiscal year 2018 we recognized hurricane-related reimbursements of $32 million.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents and short-term investments. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, subscriber growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services such as 5G; efficiencies and cost savings of new technologies and services; customer and network usage; subscriber additions and churn rates; service, speed, capacity, coverage and quality; availability of devices; availability of various financings; and the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and, when filed, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 53.9 million connections as of September 30, 2019 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Today, Sprint’s legacy of innovation and service continues with an increased investment to dramatically improve coverage, reliability, and speed across its nationwide network and commitment to launching a 5G mobile network in the U.S. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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